Exhibit 8.1

Organizational Structure—NTT’s Consolidated Subsidiaries as of March 31, 2017

Name	Country of Incorporation	Equity Held by NTT, Directly or Indirectly
Regional Communications Business
NIPPON TELEGRAPH AND TELEPHONE EAST CORPORATION	Japan	100.0%
NIPPON TELEGRAPH AND TELEPHONE WEST CORPORATION	Japan	100.0%

Long Distance and International Communications Business
NTT COMMUNICATIONS CORPORATION	Japan	100.0%
Dimension Data Holdings	UK	100.0%
NTT Security Corporation	Japan	100.0%
NTT America	USA	100.0%
NTT EUROPE	UK	100.0%
Lux e-shelter 1	Luxembourg	86.7%
Arkadin International	France	92.7%
RagingWire Data Centers	USA	80.1%
Virtela Technology Services	USA	100.0%
NETMAGIC SOLUTIONS PRIVATE LIMITED	India	81.6%
GYRON INTERNET	UK	100.0%
NTT Plala Inc.	Japan	95.4%
Spectrum Holdings	British Virgin Islands	100.0%

Mobile Communications Business
NTT DOCOMO, INC.	Japan	66.7%

Data Communications Business
NTT DATA CORPORATION	Japan	54.2%
NTT DATA	USA	54.2%
NTT DATA Services LLC	USA	54.2%
EVERIS PARTICIPACIONES	Spain	54.2%
NTT Data International	USA	54.2%

Other Business
NTT URBAN DEVELOPMENT CORPORATION	Japan	67.3%
NTT FINANCE CORPORATION	Japan	97.1%
NTT FACILITIES, INC.	Japan	100.0%
NTT COMWARE CORPORATION	Japan	100.0%
NTT ADVANCED TECHNOLOGY CORPORATION	Japan	100.0%
918 Others	Various	Various

*Note:	Percentage of equity held shown represents the equity held by NTT, directly or indirectly, in relation to each of the companies’ outstanding shares (excluding treasury stock). Percentages are rounded to the nearest tenth.